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                                                                   EXHIBIT 24.1


[KPMG PEAT MARWICK LETTERHEAD]



              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT



The Board of Directors
Ugly Duckling Corporation:

The audits referred to in our report dated January 24, 1996, except for note 23 to the Consolidated Financial Statements which is as of April 24, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the two-year period ended December 31, 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report dated January 24, 1996, except for note 23 which is as of April 24, 1996, on the consolidated financial statements of Ugly Duckling Corporation included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                              /s/ KPMG PEAT MARWICK LLP


Phoenix, Arizona
October 24, 1996